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ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of the close of business January 31, 2002 by and among CalGraph Technology Services, Inc., a Georgia corporation ("Seller"), Centiv, Inc., a Georgia corporation and the sole shareholder of CalGraph ("Centiv", and together with Seller, the "Selling Group") and Graphic Enterprises of Ohio, Inc., an Ohio corporation ("Buyer"). Buyer and the Selling Group are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

RECITALS

        WHEREAS, Seller currently engages in the business of marketing and servicing large format printers, scanners and other graphic arts equipment through a service organization throughout North America with its headquarters in Fullerton, California (the "Business"); and

        WHEREAS, Buyer desires to buy and Selling Group desires to sell substantially all of the assets of Seller, except for those assets specifically excluded by this Agreement, on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the Selling Group wishes to assign to Buyer and Buyer wishes to assume certain liabilities of the Business on the terms and subject to the conditions set forth in this Agreement; and

        NOW, THEREFORE, in consideration of the recitals, representations, warranties, conditions and covenants contained in this Agreement, Buyer and the Selling Group, intending to be legally bound, agree as follows:

1.    PURCHASE AND SALE OF ASSETS

        1.1.  Purchased Assets. On the terms and subject to the conditions and exceptions contained in this Agreement, Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase at the Closing and on the Closing Date (as each such term is defined below), all of Seller's right, title and interest in and to the following assets and properties of the Business (collectively, the "Purchased Assets"):

          1.1.1.    Tangible Personal Property.    The machinery, equipment, vehicles, supplies, parts and accessories, data processing and hardware and software, furniture, fixtures, computers, tools and other tangible personal property, of any nature whatsoever and where ever located, used in the conduct of the Business (the "Tangible Personal Property"), including, but not limited to, the items set forth on Schedule 1.1.1 hereto.

          1.1.2.    Inventory.    All of Seller's inventory of spare parts, parts being repaired and supplies used or held for use in the conduct of the Business as the same may exist as of the Closing Date (collectively, the "Inventory").

          1.1.3.    Accounts Receivable.    The trade and other accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business existing as of the Closing Date (collectively, the "Accounts Receivable"), including, but not limited the Accounts Receivable as of the date hereof, as set forth on Schedule 1.1.3 hereto.

          1.1.4.    Certain Proprietary Rights.    All copyrightable works, copyrights, data processing software (including data and related documentation), licenses, technology, websites, domain names, trade names, trademarks, trade secrets, trade dress, logos, the corporate names CalGraph, CalGraph Canada and CalGraph Technology Services (together with all translations, adaptations, derivations and combinations thereof) know-how, customer lists, customer files, supplier lists, business and marketing plans, inventions (whether patentable or unpatentable and whether or not reduced to practice), formulations and formulation records, and other proprietary information and rights (including all registrations. renewals and applications therefor, if any), and the goodwill associated therewith, including, but not limited to the items listed on Schedule 1.1.4 (the "Intellectual Property").

          1.1.5.    Business Contracts.    All rights under the executory contracts, service agreements, distributor agreements, purchase and sale orders and other commitments, including, without limitation, all deposits relating thereto, used or held for use in the conduct of the Business to which any member of the Selling Group is a party and which are described on Schedule 1.1.5 (the "Business Contracts");

          1.1.6.    Leases.    The leases and subleases of real property and tangible personal property described in Schedule 1.1.6 as to which any member of the Selling Group is the lessee or sublessee, together with any options to purchase the underlying property and, with respect to real property, the improvements and fixtures thereon, and in each case all other rights, subleases, licenses, permits, deposits and other payments relating thereto, and profits appurtenant to or related to such leases and subleases (the "Leases");

          1.1.7.    Licenses.    To the extent their transfer is permitted under their terms or under applicable laws, the licenses, permits, provider numbers, orders, franchises, registrations, filings and approvals (including applications, deposits and other payments relating thereto) used in the conduct of the Business including, without limitation, those listed in Schedule 1.1.7 (the "Business Licenses");

          1.1.8.    Books and Records.    All books and records used in the conduct of the Business or otherwise relating to the Assets, including, without limitation, all financial operating, personnel and legal records (the "Books and Records"); provided, however, that the Books and Records shall not include any books and records belonging to Centiv which do not relate solely to the Business; and

          1.1.9.    Other Assets and Properties.    All catalogues, brochures, credit files, personnel files, training materials, ad mats and other marketing materials, and all of the other assets and properties of the Seller used in the conduct of the Business, excluding the Excluded Assets (the "Other Assets").

          1.1.10.  Warranties.    All warranties (express or implied) and similar rights and claims related to the Purchased Assets.

        1.2.      Excluded Assets.    Notwithstanding anything in Section 1.1 to the contrary, Seller shall not sell, transfer, assign or deliver to Buyer, and Buyer shall not purchase, the following assets (collectively, the "Excluded Assets"):

          1.2.1.    Cash and Funds.    Any of Seller's cash, petty cash, cash on deposit in banks or cash equivalents (classified as such in a manner consistent with past practice in connection with compilations on the Seller's financial statements), as of the Closing Date, except for deposits relating to Seller's equipment and supply contracts, the Leases or the Licenses.

          1.2.2.    Inter-Company Assets.    All inter-company receivables between the Selling Group and all other assets of the Selling Group that are not used solely in connection with the Business.

          1.2.3.    Anhueser Busch Agreement.    That certain Letter of Engagement dated as of May 4, 1998 between Centiv (f/k/a Tekgraf, Inc.) and Anhueser-Busch Companies, Inc. (the "A-B Agreement") and the assets of the Business used in Seller's performance of the A-B Agreement and listed on Schedule 1.2.3.

          1.2.4.    Telephone Equipment Lease.    That certain Equipment Lease dated as of July 31, 2001 between Seller and Clarity Leasing (the "Telephone Lease") and the equipment leased by Seller pursuant to the Telephone Lease.

          1.2.5.    Intellectual Property.    All copyrightable works, copyrights, data processing software (including data and related documentation), licenses, technology, websites, domain names, trade names, trademarks, trade secrets, trade dress, logos, the corporate name Centiv (together with all translations, adaptations, derivations and combinations thereof) know-how, customer lists, customer files, supplier lists, business and marketing plans, inventions (whether patentable or unpatentable and whether or not reduced to practice), formulations and formulation records, and other proprietary information and rights (including all registrations. renewals and applications therefor, if any), and the goodwill associated therewith of the Selling Group not used primarily in connection with the operation of the Business.

        1.3  Consigned Parts.    Seller will transfer possession of all parts and other items which have been consigned to Seller and which are in its possession on the Closing Date, provided that any consent required of the consignor thereof shall have been obtained and Buyer shall have assumed the ordinary course obligations related to such consigned parts.

2.    CONSIDERATION

        2.1.  Purchase Price; Delivery.    The purchase price for the Purchased Assets shall be $1,050,000 cash (the "Cash Purchase Price") plus the royalty payments set forth below. At Closing, Buyer shall deliver the Cash Purchase Price to the Selling Group by wire transfer of immediately available funds to the account designated on Schedule 2.1. The Cash Purchase Price, the Initial Royalty (as defined below) and the Additional Royalty (as defined below) are sometimes referred to collectively in this Agreement as the "Purchase Price".

        2.2.  Initial Royalty.    Beginning with the fourth (4th) month following the Closing, Buyer shall pay to the Selling Group a royalty payment in the amount of $625,000 (the "Initial Royalty"). The Initial Royalty shall be paid on a monthly basis, not later than the fifteenth (15th) business day of each month, in an amount equal to the greater of: (i) 5% of (X) the amount recorded as revenue derived pursuant to existing Business Contracts with customers of the Business ("Customers") as of the Closing Date on Buyer's income statement for the immediately preceding month, other than existing customers of Buyer as of the Closing Date; (Y) the amount recorded as revenue derived from Customers pursuant to 3rd party service agreements on Buyer's income statement for the immediately preceding month; and (Z) the gross margin (Revenue less costs of goods sold) on hardware and supply sales to Customers (collectively, the "Defined Revenue") or (ii) $25,000. In the event any monthly payment of the Initial Royalty is not paid by the fifteenth (15th) business day of the following month such payment shall, without further action on the part of the Parties, bear interest until paid in full at a rate equal to the lower of ten percent (10%) per annum or the maximum amount permitted under applicable law (the "Default Rate"). In the event that any monthly payment of the Initial Royalty is not paid within one hundred and eighty (180) calendar days following the date due, the entire Initial Royalty shall, without further action on the part of the Parties, become immediately due and payable and full amount shall thereafter bear interest at the Default Rate until paid in full.

        2.3.  Additional Royalty.    Upon payment in full by Buyer to the Selling Group and for the thirteen (13) months following thereafter, Buyer shall pay to the Selling Group an additional royalty, on a monthly basis, basis, not later than the fifteenth (15th) business day of each month, of 2% of the Defined Revenue (the "Additional Royalty"). Any monthly payment of the Additional Royalty not paid by the fifteenth (15th) business day of the following month the entire Initial Royalty shall bear interest until paid in full at a rate equal to the lower of ten percent (10%) per annum or the maximum amount permitted under applicable law.

          2.3.1.    Buyer shall provide to the Selling Group, along with each monthly payment of the Initial Royalty and the Additional Royalty, a report showing in reasonable detail the determination of Defined Revenue. Buyer shall provide the Selling Group with access during normal business hours and upon reasonable notice to such information as is necessary for the Selling Group, at its expense, to audit and verify such reports.

          2.3.2.    During the period in which any portion of the Initial Royalty or the Additional Royalty is payable, Buyer shall use reasonable efforts to conduct the Business in a commercially reasonable manner and shall not take, or allow its affiliates to take, any action intended to minimize or diminish the amount of the Initial Royalty or the Additional Royalty payable to the Selling Group. Without limiting the generality of the foregoing, Buyer agrees that, during the period in which either the Initial Royalty or the Additional Royalty are payable to the Selling Group, Buyer will not (i) divert the revenue of the Business into any of Buyer's other businesses; (ii) sell or otherwise transfer a controlling interest in the Business or the Purchased Assets nor enter into any merger, consolidation, recapitalization, sale or transfer of substantial assets or sale, exchange or transfer of capital stock or other securities or other business combination (by operation of law or otherwise) affecting the Business or the Purchased Assets; unless the surviving entity from such transaction expressly agrees, in writing, to assume Buyer's obligation in respect to the payment of the Initial Royalty and the Additional Royalty; or (iii) take any other action that could reasonably be expected to degrade the reputation of the Business or the amount of Defined Revenue earned following the Closing.

        2.4.  Allocation of Purchase Price.    Buyer and the Selling Group agree that the Purchase Price and the aggregate dollar amount of the Assumed Liabilities shall be allocated among the Purchased Assets for tax purposes as set forth on Schedule 2.4. Buyer and Seller shall file all tax returns and statements, forms and schedules in connection with such tax returns consistent with such allocation and shall take no position contrary to such allocation unless required by law.

3.    ASSUMPTION OF LIABILITIES BY BUYER

        3.1.  Assumed Liabilities.    Subject to the terms and conditions hereof, at the Closing, Buyer shall assume and agree to perform and discharge, without any charge or cost to Seller when due the following: (collectively, the "Assumed Liabilities").

          3.1.1.    The liabilities and obligations arising for the first time after the Closing Date under the Business Contracts and Leases along with those continuing obligations under Business Contracts, Leases and Licenses entered into prior to the Closing the performance or payment of which are not past due on the Closing Date, provided, however, that Buyer shall assume no liability for Business Contracts and Leases not included in the Purchased Assets, including, without limitation, the A-B Agreement and the Telephone Lease.

          3.1.2.    Accounts payable and accrued liabilities of Seller set forth on Schedule 3.1.2 hereto, or arising after December 31, 2001 (except accrued commissions, accrued bonus, accrued 401(k) withholding, accrued severance, accrued payroll and accrued payroll taxes for services rendered for periods ending on or before February 1, 2002, all of which shall be the responsibility of the Selling Group), arising from the operation by Seller of the Business existing as of the Closing, including sales tax payable with respect to products sold or services rendered during January 2002 to the extent accrued on the Seller's balance sheet as of January 31, 2002, but excluding all interest or penalties on sales tax not paid as of the Closing and any inter-company payables among the Selling Group.

          3.1.3.    Accrued vacation and sick pay obligations of Seller with respect to all employees of Seller hired by Buyer.

          3.1.4.    All obligations and liabilities arising in connection with the use of the Purchased Assets or operation of the Business after the Closing.

        3.2.  Excluded Liabilities.    Except for the Assumed Liabilities, Buyer shall not assume or in any way become liable for, any debts, obligations or liabilities of the Selling Group, of any kind or nature, known or unknown, liquidated or unliquidated, contingent or fixed, including without limitation, the following: (collectively, the "Excluded Liabilities")

          3.2.1.    Bank overdrafts, checks in process, intercompany payables or liabilities and any and all indebtedness payable to any banks or financial institutions, whether accrued, absolute, contingent or otherwise, or whether due or to become due.

          3.2.2.    All liabilities and obligations incurred by the Selling Group in connection with the A-B Agreement, the Telephone Lease or the conduct of any business other than the Business.

          3.2.3.    All liabilities and obligations arising out of, resulting from, or relating to any violation of any current or past statute, ordinance or governmental regulation;

          3.2.4.    Any liabilities to or in respect of any temporary or permanent employees or former employees of the Selling Group for any period prior to the Closing Date (collectively, the "Employee Liabilities"), including, without limitation: any liability under or with respect to any employee benefit plan, program or arrangement, whether or not written, at any time maintained, contributed to by the Selling Group or under which the Selling Group may incur liability, or any liability with respect to the Selling Group's withdrawal or partial withdrawal from or termination of any such plan, program or arrangement; any accrued vacation, sick days or personal days (except accrued vacation and sick pay obligations of Seller to employees hired by Buyer); and any claim of an unfair labor practice, for severance pay or under any state unemployment compensation law or regulation or under any federal or state employment discrimination law or regulation, that shall have been asserted on or prior to the Closing Date, or to the extent the basis for any claim, liability, damages or penalty shall have arisen on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on any Schedule or Exhibit hereto;

          3.2.5.    All liabilities and obligations for all litigation and claims under the Occupational Safety and Health Act of 1970, as amended, to the extent they relate to the conduct of the Business prior to the Closing Date;

          3.2.6.    Any liabilities in respect of injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory, arising on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on any Schedule or Exhibit hereto;

          3.2.7.    All liabilities and obligations for any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code"), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. (collectively, "Taxes") relating to the sale of the Purchased Assets to Buyer or the conduct of the Business or the ownership of the Purchased Assets prior to the Closing Date, except sales taxes as provided in Section 3.1.2;

          3.2.8.    All liabilities and obligations of the Selling Group directly or indirectly resulting from or arising out of the Selling Group's entering into, performing its obligations pursuant to, or consummating the transactions contemplated by, this Agreement, including, without limitation, all fees due to the Selling Group's financial advisor, Mesirow Financial, and all legal and other professional fees;

          3.2.9.    All liabilities and obligations relating to the Excluded Assets;

          3.2.10.  All promissory notes, letters of credit, guaranties and other commitments of the Selling Group;

          3.2.11.  All product liability claims relating to products sold and services provided prior to the Closing Date;

          3.2.12.  All lawsuits, claims, indemnities, mortgages, contingent liabilities and other obligations of the Selling Group; and

          3.2.13.  All liabilities and obligations otherwise arising out of events, transactions or facts which have occurred (in whole or in part) on or prior to the Closing Date. The Selling Group, jointly and severally, agrees to pay, perform and discharge when due the Excluded Liabilities.

4.    CLOSING.

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such place and at such time as Buyer and Seller may mutually agree (the "Closing Date"). The Closing shall be deemed effective as of the close of business on January 31, 2001. Cash received by Seller less the sum of (a) $50,000, plus (b) expenses actually paid by Seller after January 31, 2002 shall be remitted to Buyer or credited against the Cash Purchase Price.

5.    REPRESENTATIONS AND WARRANTIES OF THE SELLING GROUP.

        The Selling Group jointly and severally represents and warrants to Buyer as follows:

        5.1.  Organization.    Each of Seller and Centiv is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Seller and Centiv possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry on its respective business as presently conducted. Seller possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate the Business and the Purchased Assets, as applicable.

        5.2.  Qualification to Do Business.    Each member of the Selling Group is qualified to do business and is in good standing in every jurisdiction in which the nature of the Business, or the assets and properties owned or operated by it, makes such qualification necessary.

        5.3.  Authorization.    The execution, delivery and performance of this Agreement and all of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on the part of the Selling Group. This Agreement and the other documents and instruments to be delivered by the Selling Group pursuant to this Agreement constitute the valid and binding obligations of each member of the Selling Group, enforceable against them in accordance with their respective terms, subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights.

        5.4.  Title to and Condition of Properties.    The Selling Group has good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, charges, set-offs, encumbrances or restrictions of every kind (a "Lien") other than those Liens listed on Schedule 5.4. The documents of transfer to be executed and delivered by the Selling Group at Closing will be sufficient to convey good and marketable title to the Purchased Assets to Buyer, free and clear of all Liens. The Tangible Personal Property has, in all material respects, been maintained in accordance with normal industry practice, is in good operating condition and repair and is sufficient for the operation of the Business as currently conducted. Except as set forth on Schedule 5.4, the Purchased Assets constitute and include all of the property, assets and rights related to or used in the conduct of the Business, other than then Excluded Assets.

        5.5.  No Violations.    Except as set forth on Schedule 5.5, the execution and delivery by the Selling Group of this Agreement, the Ancillary Documents (as defined below) to which each is a party and the fulfillment of and compliance with the respective terms of this Agreement and of the Ancillary Documents by the Selling Group do not and will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of any member of the Selling Group, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon the Purchased Assets under, any of the terms, conditions or provisions of any Business Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, Lease, franchise, Permit, agreement, or other instrument or obligation to which any member of the Selling Group is a party or by which the Purchased Assets are bound or (c) violate any applicable laws, statutes, rules, regulations, ordinances, orders, requirements, announcements and other binding actions (collectively, "Regulations"). The Selling Group has complied with all applicable Regulations in connection with the execution, delivery and performance of this Agreement, and the other agreements, instruments, certificates and documents executed in connection herewith (collectively, the "Ancillary Documents") to which each is a party and the transactions contemplated by this Agreement or the Ancillary Documents.

        5.6.  Governmental Consents and Approvals.    The Selling Group is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement, the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Selling Group from any governmental authority in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated by this Agreement and the Ancillary Documents.

        5.7.  Taxes.    Except as set forth on Schedule 5.7:

          5.7.1.    The Selling Group has filed all federal, state, local and foreign reports, returns, information returns and other documents (collectively, the "Tax Returns") required to be filed with any federal, state, local or foreign taxing authorities (each a "Taxing Authority", collectively, the "Taxing Authorities") in respect of all relevant income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever (including interest and penalties) applicable to its business (collectively, the "Taxes"). All Taxes required to be paid for all periods ending on or prior to the Closing Date have been paid or will be paid by the Selling Group when due or have been properly accrued for with respect to January 2002 sales in the Selling Group's financial statements, including any Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by the Selling Group have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. The Selling Group is not currently the beneficiary of any extension of time within which to file any Tax Return. The Selling Group has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes upon any property or assets of the Selling Group except for Liens for Taxes not yet due and payable.

          5.7.2.    No authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Selling Group claimed or raised, or to the Selling Group's Knowledge threatened, by any Taxing Authority in writing. The Selling Group has made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Selling Group since December 31, 1998.

          5.7.3.    To the Selling Group's Knowledge, neither the Code nor any other provision of law requires the Buyer to withhold any portion of the Purchase Price.

        5.8.      Litigation.    There is no litigation pending or, to the Knowledge of the Selling Group, threatened against, relating to or affecting the Selling Group, the Business, or any of the Purchased Assets nor is there any order, injunction, judgment, decree or ruling outstanding against the Selling Group, the Business or any of the Purchased Assets.

        5.9.      Public Filings.    The filings made by the Selling Group with the Securities and Exchange Commission and NASDAQ since January 1, 1998 are true and correct in all material respects including with regard to the financial statements contained in those filings.

        5.10.    No Material Adverse Change.    To the Knowledge of the Selling Group, since January 1, 2001, there has not been any Material Adverse Change in the Purchased Assets. For the purposes of this Section, a "Material Adverse Change" shall mean any of the following: any termination of, or written notice of any pending termination of, or material default under, any Business Contract; or any other material loss or damage to the Purchased Assets

        5.11.    Brokers.    The Selling Group has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commission or other similar payment in connection with this Agreement for which Buyer could become liable. The Selling Group shall be responsible for all fees due to the Selling Group's financial advisor, Mesirow Financial, in connection with the consummation of the transactions contemplated by this Agreement or the operation of the Business prior to the Closing.

        5.12.    Business Contracts; Leases.    The Business Contracts and Leases are all the contracts to which the Selling Group is a party which are in force as of the date of this Agreement and which relate to the Business. Except as provided in Schedule 5.12, no consent of any party to any of the Business Contracts or to any of the Leases described in Section 1.1.5 or 1.1.6 or any other person is required as a condition to transferring to Buyer the rights of Seller under any Business Contract or Lease, without any material change in the terms thereof or any additional cost or expense to Buyer or Seller. True and complete copies of all Business Contracts and all Leases have been made available to Buyer. Except as set forth in Schedule 5.12: (i) the Selling Group is, and has been, in compliance with the applicable terms and requirements of each Business Contract and Lease, in all material respects; (ii) each other party that has any obligation or liability under any Business Contract or Lease is, and has been, in compliance with all applicable terms and requirements of such Business Contract or Lease, in all material respects; (iii) the Selling Group has not given to, nor received from, any other party any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Business Contract or Lease; and (iv) each such Business Contract and Lease is legal, valid, binding, enforceable and in full force and effect, subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights.

        5.13.    Intellectual Property.    The Intellectual Property is all of the material intellectual property used by the Selling Group primarily in connection with the conduct of the Business, and Schedule 1.1.4 includes all intellectual property necessary to conduct the Business as of the date of this Agreement in accordance with the Selling Group's past practice. The Selling Group has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there is not now asserted any charge, complaint or claim alleging that the Selling Group interfered with, infringed upon or has misappropriated any third party's rights in any Intellectual Property. To the Knowledge of the Selling Group, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of Seller. Schedule 1.1.4 identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement or permission other than off-the-shelf software. The Selling Group has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date).

        5.14.    Employee Benefits.    Schedule 5.14 describes all employee benefit plans or arrangements for any employee of Seller to which the Selling Group is a party or by which the Selling Group may be bound or that the Selling Group sponsors, copies of which have been made available to Buyer prior to the execution of this Agreement. As used herein, "employee benefit plans" shall mean and include any retirement, profit sharing, money purchase pension, defined benefit, bonus, thrift savings, stock purchase, deferred compensation, health or medical insurance, dental insurance, incentive, group insurance, death benefit, fringe benefit, disability, split-dollar, severance, medical reimbursement or similar type of plan, whether or not qualified or required to be qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed on Schedule 5.14, no unfunded liability, including unfunded past service liability, exists under any such plan and, to the extent that any plan maintained by the Seller or benefiting any employee of the Seller is subject to the provisions of ERISA, or any United States, foreign, state or local statute, law, ordinance, rule or regulation relating to employee benefit plans, each of the Selling Group and such plan is in material compliance with all applicable provisions thereof. None of the employee benefit plans is a multi-employer plan within the meaning set forth in ERISA Section 3(37) and the Selling Group does not contribute to, never has contributed to, and never has been required to contribute to any Multi-employer Plan or has any liability (including withdrawal liability) under any Multi-employer Plan. The Selling Group does not maintain, never has maintained or contributed, or never has been required to contribute to any employee benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

        5.15.    Certain Labor Matters.    Except as listed on Schedule 5.15, none of Seller's employees is currently represented by any unit or group as his or her representative for collective bargaining or other labor purposes. The Selling Group is not currently, nor has the Selling Group been, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of Seller's employees. There are no strikes, discrimination claims, retaliatory discharge claims, sexual harassment claims, claims of unfair labor practices or collective bargaining disputes pending against any member of the Selling Group, or to the Knowledge of the Selling Group, no such claim is threatened nor is there any legitimate basis for the same.

        5.16.    Employees.    Schedule 5.16 contains a complete and accurate list as of a date not more than five business days prior to the date of this Agreement of all Transferred Employees (as defined below), whether full or part-time, temporary or otherwise, setting forth for each such employee (a) his or her job position, (b) his or her hourly or annual compensation, (c) the duration of his or her employment, and (d) any arrangement differing from or in addition to employee benefits available generally to all employees as set forth in Section 5.14. Except as described on Schedule 5.16, there is no oral or written contract for employment (other than an employment-at-will arrangement terminable at any time without penalty or payment) or employee handbook or manual respecting any employee of Seller. Except as specified on Schedule 5.16, none of the Transferred Employees has any job-related disease or disability incurred while an employee of the Seller. Since the date of the listing set forth in Schedule 5.16, the Seller has not hired or terminated the employment of any person and has not modified the compensation of any employee of the Seller, except for ordinary course salary adjustments, hirings at usual compensation rates and terminations of employment in each case in the ordinary course of the Business.

        5.17.    Environmental.    The Selling Group is in material compliance with all material local, state and federal environmental statutes, laws, ordinances, rules, regulations and permits, including but not limited to the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA"), and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. related to the Purchased Assets or the Business. Except as disclosed on Schedule 5.17, to the Knowledge of the Selling Group: (a) no "hazardous substance" (as such term is defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively hereinafter referred to as "Hazardous Substances") has been used, placed, spilled, stored, treated, disposed of or permitted to remain at, on, in or under any of the property in which the Seller conducts the Business (the "Leased Premises"); (b) no Hazardous Substance has been transported to or from any of such property; and (c) no underground storage tank has been operated on, in or under any of such property. To the Knowledge of the Selling Group, no asbestos or asbestos-containing material has been installed, used, incorporated into or disposed of on, in or under any of the Leased Premises.

        5.18.    Inventories.    Except as set forth on Schedule 5.18, the Inventory at Closing is owned by the Seller and will consist in all material respects of materials and supplies of a quality and quantity usable or salable in the ordinary course of the Business as conducted by Seller, except for minor exceptions as to quality that do not affect their salability.

        5.19.    Customers; Vendors.    Schedule 5.19 sets forth a list of the ten (10) largest customers and vendors of Seller by volume of business with Seller for the year ended December 31, 2001. To the Selling Group's Knowledge, the relationships with each such customer and vendor are commercially sound and there has not been any adverse change or development in the business relationship with any such customer or vendor.

        5.20.    Insurance.    Schedule 5.20 contains a complete and accurate list and description of all liability insurance policies currently in effect with expiration dates, including whether such policies are "occurrence" or "claims made," of all workers' compensation arrangements and of all hazard and property insurance policies of Seller currently in effect which relate in any way to the Business. Complete copies of each such insurance policy or arrangement and its attachments have been made available to Buyer. Such insurance policies or arrangements (a) are valid, outstanding, enforceable and in full force and effect; (b) all premiums with respect to such policies which have become due have been paid;

        5.21.    Financial Statements.    The Selling Group has provided Buyer with Seller's most recent unaudited balance sheet and income statements as well as the balance sheets, income statements, changes in stockholders' equity and cash flow as of and for the fiscal year ended December 31, 2001, each together with all accompanying information (the "Seller Financial Statements"). Each of the Seller Financial Statements: (i) has been prepared in accordance with the books and records of Buyer (which are true and correct in all material respects), (ii) is true, correct and complete in all material respects, (iii) fairly presents the financial condition and results of operations which it purports to present as of the dates thereof and for the periods covered thereby; and (iv) are as included in Centiv's consolidated audited financial statements which have been prepared in accordance with Generally Accepted Accounting Principles.

        5.22.    Events Subsequent to December 31, 2001.    Except as set forth on Schedule 5.22, since December 31, 2001, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of the Seller. Without limiting the generality of the foregoing, since that date:

          5.22.1.    the Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible other than parts and supplies in the ordinary course of business;

          5.22.2.    the Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than Ten Thousand and 00/100 Dollars ($10,000.00) or outside the ordinary course of business;

          5.22.3.    no party (including the Seller) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than Ten Thousand and 00/100 Dollars ($10,000.00) to which the Seller is a party or by which it is bound;

          5.22.4.    the Seller has not imposed or allowed to be imposed any security interest upon any of its assets, tangible or intangible;

          5.22.5.    the Seller has not delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business;

          5.22.6.    the Seller has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than Ten Thousand and 00/100 Dollars ($10,000.00) or outside the ordinary course of business;

          5.22.7.    the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          5.22.8.    the Seller has not experienced any material damage, destruction or loss (regardless of whether covered by insurance) to its property;

          5.22.9.    the Seller has not increased the compensation payable or to become payable to any Transferred Employee;

          5.22.10.    the Seller has not made any other change in employment terms for any of the Transferred Employees;

          5.22.11.    the Seller has not discounted or otherwise accelerated the collection of any accounts receivable, notes or other receivables; and

          5.22.12.    the Seller has not committed to any of the foregoing.

        5.23.    Undisclosed Liabilities.    The Seller has no liability which would be required to be set forth in a balance sheet prepared in accordance with GAAP consistently applied, including any liability for Taxes, except for (i) liabilities set forth in Seller's balance sheet as of December 31, 2001, and (ii) liabilities which have arisen after December 31, 2001 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

        5.24.    Legal Compliance.    The Seller and its predecessors and affiliates have complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

        5.25.    Real Property.    The Seller does not own any real property. Schedule 5.25 lists and describes briefly all real property leased or subleased to the Seller. The Seller has made available to Buyer correct and complete copies of the leases and subleases listed on Schedule 5.25 (as amended to date). To the Knowledge of the Selling Group, with respect to each lease and sublease listed on Schedule 5.25:

          5.25.1.    the lease or sublease is legal, valid, binding, enforceable and in full force and effect subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights;

          5.25.2.    the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect subject to customary exceptions related to bankruptcy, insolvency, creditor's rights and equitable relief on identical terms immediately following the consummation of the transactions contemplated hereby;

          5.25.3.    no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

          5.25.4.    no party to the lease or sublease has repudiated any provision thereof;

          5.25.5.    the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          5.25.6.    all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

          5.25.7.    each parcel of real property leased by abuts on or has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel; and

        5.26.    Notes and Accounts Receivable.    The Accounts Receivable and all notes and other receivables of Seller are reflected properly on its books and records, are valid receivables.

        5.27.    Product Liability.    Except as set forth on Schedule 5.27, the Seller does not have any liability (and there is no reasonable basis for any present or future proceeding against giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or service performed by Seller. There are no facts which the Selling Group believe will lead to such a liability, asserted or otherwise, or a voluntary or involuntary recall of any products manufactured, sold, leased or delivered by the Seller.

        5.28.    Certain Business Relationships With the Selling Group.    Except as listed on Schedule 5.28, no member of the Selling Group or its affiliates have been involved in any material business arrangement or relationship with the Seller outside of the ordinary course of business within the past twelve (12) months.

        5.29.    Solvency.    As of the date of this Agreement after taking into account the transactions contemplated by this Agreement, (a) the fair value of any and all property of the Seller, individually, and the Selling Group, as a consolidated entity, including, without limitation, goodwill and the other intangible property, is greater than the total amount of liabilities, including known contingent liabilities, of the Seller, individually, and the Selling Group, as a consolidated entity, and (b) the present fair salable value of the assets of Seller, individually, and the Selling Group, as a consolidated entity, is not less than the amount that will be required to pay the probable liability of the Seller, individually, and the Selling Group, as a consolidated entity, on its debts as they become absolute and matured. Neither the Seller nor the Selling Group is contemplating commencement of any proceeding under any bankruptcy or insolvency laws and is not aware of the anticipated or threatened commencement of any such proceeding relating to Seller or any member of the Selling Group by any of Buyer's creditors.

6.    REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to the Selling Group as follows:

        6.1.  Organization.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

        6.2.  Authorization.    The execution, delivery and performance of this Agreement and all of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other documents and instruments to be delivered by Buyer pursuant to this Agreement constitute the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights.

        6.3.  No Consent or Approval Required.    No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or other person or entity is required of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the other documents and instruments to be delivered by Buyer pursuant to this Agreement or the consummation by Buyer of any other transaction contemplated by this Agreement.

        6.4.  Brokers.    Buyer has not dealt with any broker, finder or similar agent engaged by Buyer with respect to the transactions contemplated by this Agreement.

        6.5.  No Agreement to Sell.    Buyer is not party to any agreement, oral or written to sell, transfer, assign or otherwise convey all of substantially all of the Purchased Assets to any third-party.

        6.6.  Solvency.    As of the date of this Agreement after taking into account the transactions contemplated by this Agreement, (a) the fair value of any and all property of Buyer including, without limitation, goodwill and the other intangible property, is greater than the total amount of liabilities, including known contingent liabilities, of Buyer, and (b) the present fair salable value of the assets of Buyer is not less than the amount that will be required to pay the probable liability of Buyer on its debts as they become absolute and matured. Buyer is not contemplating commencement of any proceeding under any bankruptcy or insolvency laws and is not aware of the anticipated or threatened commencement of any such proceeding relating to Buyer by any of Buyer's creditors.

        6.7.  Financial Statements.    Buyer has provided the Selling Group with Buyer's most recent balance sheet and income statements as well as the balance sheets, income statements, changes in stockholders' equity and cash flows as of December 31, 2001, each together with all accompanying information (the "Buyer Financial Statements"). Each of the Buyer Financial Statements: (i) has been prepared in accordance with the books and records of Buyer (which are true and correct in all material respects), (ii) is true, correct and complete in all material respects, (iii) fairly presents the financial condition and results of operations which it purports to present as of the dates thereof and for the periods covered thereby and (iv) has been prepared in accordance with Generally Accepted Accounting Practices consistently applied throughout the periods covered thereby.

7.    ADDITIONAL AGREEMENTS OF THE PARTIES.

        Buyer and the Selling Group further agree as follows:

        7.1.  Employment Matters.    In connection with the transition of the Business from Seller to Buyer:

          7.1.1.    Buyer shall offer to employ all employees listed on Schedule 7.1 on terms and conditions, including, salary substantially similar to those offered to similarly situated employees of Buyer (the "Transferred Employees").

          7.1.2.    Buyer will make bona fide offers of employment to the Transferred Employees in good faith and will not discriminate in violation of any applicable employment or other laws. Pursuant to such offers, Buyer agrees to use its commercially reasonable efforts to hire all Transferred Employees on or before the Closing Date and on terms consistent with all provisions of this Section 7.1.2.

          7.1.3.    Notwithstanding any other provision of this Section 7.1, Buyer shall have the right to terminate the employment, and adjust the compensation, of any Employee hired by Buyer at will at any time for any or no reason, provided that Buyer shall bear all costs and expenses related to such termination.

        7.2.  Best Efforts; Further Assurances.    Subject to the terms and conditions of this Agreement, Buyer and the Selling Group agree to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Buyer and the Selling Group will each use their respective commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement. In case at any time after Closing any further actions, documents or instruments are necessary to carry out the purposes of this Agreement, Buyer and the Selling Group shall take all such actions and prepare and execute all such documents or instruments without any further consideration therefor.

        7.3.  Seller's Access to Records After Closing.    For a period of three years after the filing of the Selling Group's 2001 income tax return(s) and thereafter upon the Selling Group's reasonable written request and Buyer's approval, which shall not be unreasonably withheld, Buyer shall give, or cause to be given, to the Selling Group, its successors and representatives, during normal business hours and at the Selling Group's or their successor's expense, such reasonable access to the assets, properties, contracts, books, records, files, documents and affairs of Buyer as is reasonably necessary to allow the Selling Group or their successors to obtain information in Buyer's possession with respect to the Business up to and including the Closing Date, and to allow the Selling Group to obtain information with respect to any claims, demands, audits, suits or matters of a similar nature made by or against the Selling Group as the previous owner and operator of the Business, and (at the Selling Group's or their successor's expense) to make copies of such information to the extent reasonably necessary.

        7.4.  Insurance.    Coverage of the Purchased Assets under all insurance policies of the Selling Group shall cease as of the Closing Date. From and after the Closing Date, Buyer will be responsible for obtaining and maintaining all insurance coverages with respect to the Purchased Assets. Buyer will have no rights with respect to any insurance policies of the Selling Group, except that Buyer will have the right to assert claims (and the Selling Group, at Buyer's sole cost and expense, will use commercially reasonable efforts to assist Buyer in asserting claims) for any loss, liability or damage with respect to the Purchased Assets under such insurance policies of the Selling Group which are "occurrence basis" policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing Date to the extent such Occurrence Basis Policies and agreements relating thereto so allow.

7.5.  Covenant not to Compete.

          7.5.1.    The Selling Group's Covenant.    Each member of the Selling Group agrees that, in consideration of the purchase by Buyer under this Agreement, no member of the Selling Group nor any of its subsidiaries or affiliates shall, effective as of the Closing Date and continuing until the third (3rd) anniversary of the Closing Date, directly or indirectly, run, own equity exceeding 5%, manage, operate or control any business, venture or activity in North America which is identical to or directly competitive with the Business; provided, however, that it is expressly agreed that the operation of the business as presently conducted by the Anheuser Busch call center shall not constitute a breach of this covenant.

          7.5.2.    Buyer's Covenant.    Buyer agrees that, in consideration of the sale by the Selling Group under this Agreement, neither Buyer nor any of its subsidiaries or affiliates shall, effective as of the Closing Date and continuing until the third (3rd) anniversary of the Closing Date, directly or indirectly, run, own equity exceeding 5%, manage, operate or control any business, venture or activity in North America which is identical to or directly competitive with the Selling Group's business of providing in-house and web-based applications to corporate accounts for use in creating "point of purchase" signage, including, without limitation, the Selling Group's relationship pursuant to the A-B Agreement, including through the sales of equipment and consumables, and any other customer relationship in which Buyer becomes involved as a result of providing service to that customer on behalf, and at the request, of the Selling Group; provided, however, the parties expressly acknowledge that Buyer may engage in (a) the business of making applications for posters and signage available to consumers through retail outlets and providing turnkey systems consisting of equipment and software for retail businesses and end-user consumers to produce posters and signage, and (b) the operation of the PosterZoomer kiosk business and (c) the operation of its in-house advertising agency, Images Everything, in the State of Ohio as presently conducted.

        7.6.  Unassigned Contracts.    If, as of the Closing, an attempted assignment of any Business Contract or Lease would be ineffective or would affect any Seller's rights thereunder so that Buyer would not in fact receive all such rights, the Sellers shall cooperate with Buyer in a mutually acceptable arrangement, at no additional cost to Buyer (other than the cost of performing the Business Contract or Lease as if it had been assigned with consent), to provide for Buyer the benefit (including the economic benefit) of such Business Contract or Lease (other than legal title). If and so long after the Closing as such assignment shall not have been made, the Seller shall (i) to the extent that such action shall not result in violation of such Business Contract or Lease, transfer to Buyer all assets and rights, including all monies, received in respect of such contract and hold such Business Contract or Lease in trust for Buyer and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of such Business Contract or Lease (other than legal title), or any of such Business Contract or Lease has been cancelled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with Buyer) as are necessary to provide all of the benefits (or the equivalent thereof, including the economic benefit) of such contract, commitment or other agreement (other than legal title) to Buyer. With respect to, and to the extent of, any transfer, subcontract or assignment of the Business Contract or Lease made to Buyer by Seller under this Section 7.6, Buyer hereby agrees to assume, perform, discharge when due, and indemnify Seller from and against, all obligations and liabilities of Seller with respect to the applicable underlying contract, agreement or commitment.

        7.7.  Field Services.    The Selling Group grants to Buyer a right of first refusal, for a period of three (3) years following the Closing to provide all field services in support of the A-B account (except for help desk phone support at the A-B call center) and other accounts for which the Selling Group is currently using Seller to provide field services support, including on-site service, service parts, service agreements, installation and training, return to depot and other related services. Seller hereby agrees to provide to Buyer not later than the tenth (10th) day of each month, a Point of Sale report detailing all shipments of hardware products during the previous month, including, without limitation, a reasonably detailed description of the products shipped and the date of shipment in order for Buyer to provide sales of service contracts. The requirements of this Section shall apply only so long as Buyer is able to provide competitive pricing and to meet the performance criteria required by the customer, including, without limitation, Anhueser Busch.

        7.8  Non Solicitation.    For a period of three (3) years from the Closing Date, neither the Selling Group, Buyer nor any of their respective subsidiaries or affiliates will, without the prior written consent of the other party, either directly or through some other person or entity, solicit for hire any of such other party's employees or otherwise induce or solicit termination of their employment.

8.    SURVIVAL AND INDEMNIFICATION.

        8.1.  Survival.    Except as otherwise expressly set forth in this Agreement, all of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained in this Agreement or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation made by or on behalf of any party until eighteen (18) months from the Closing Date, except for (a) representations and warranties for which any claim for indemnification which shall be pending as of such date of termination, in which event such representations and warranties shall survive until the final disposition of such claim; (b) representations and warranties relating to environmental matters and taxes, which shall survive until the expiration of the applicable statute of limitations with respect thereto; and (c) the covenants and obligations of the Selling Group relating to the Excluded Liabilities, which shall survive without expiration.

        8.2.  Indemnification of Buyer by the Selling Group.    The Selling Group agrees to indemnify, defend and hold Buyer harmless from and against any and all losses, claims, damages and liabilities (including interest, penalties and reasonable attorneys' fees) that Buyer or its affiliates may suffer, sustain, incur or become subject to arising out of or relating or due to (i) the breach of any representation, warranty, covenant, undertaking or other agreement of the Selling Group contained in this Agreement or any Ancillary Document; (ii) failure to satisfy, perform and discharge any of the Excluded Liabilities or any of the Selling Group's liabilities other than Assumed Liabilities and (iii) failure of the Selling Group to obtain and deliver all written consents necessary to assign all Business Contracts and Leases to Buyer.

        8.3.  Indemnification of Seller by Buyer.    Buyer agrees to indemnify, defend and hold the Selling Group harmless from and against any and all losses, claims, damages and liabilities (including interest, penalties and reasonable attorneys' fees) that the Selling Group may suffer, sustain, incur or become subject to arising out of or relating or due to (i) the breach of any representation, warranty, covenant, undertaking or other agreement of Buyer contained in this Agreement or any Ancillary Document; and (ii) failure to satisfy, perform and discharge any Assumed Liabilities.

        8.4.  Procedure for Indemnification.

          8.4.1.    Any Party making a claim for indemnification under this Agreement shall notify the indemnifying Party of the claim in writing, describing the claim, the amount of and basis for such claim. Such notice shall be a condition precedent to any liability of the indemnifying Party hereunder. The Party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. Failure to so respond within such time period shall constitute an admission of liability for the claim or claims to which the notice related. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Party seeking indemnification until the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the Party seeking indemnification). Under no circumstance shall either Party be entitled to indemnification resulting simply from the acceleration of the maturation of any claim nor for consequential or punitive damages or liability for lost profits. Neither the Selling Group nor Buyer shall have any liability for indemnification to the extent that the claim giving rise to such indemnification could reasonably have been avoided or mitigated by the reasonable action of the Party claiming such indemnification. If a proper demand for indemnification is based on a claim by a third party, the indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified Party, and, in connection therewith, the Party claiming indemnification shall cooperate fully to make available to the indemnifying Party all pertinent information under its control; provided, however, that such assumption shall not constitute, or be deemed to be any evidence of, the indemnifying Party's admission of liability to the indemnified Party with respect to such matter. No settlement may be made by any indemnifying Party without the consent of the indemnified Party, unless such settlement only requires the payment of money damages and such amounts are paid in full by the indemnifying Party. The indemnified Party may, at its own expense, participate in any proceeding relating to any such claims as to which the indemnifying Party has assumed control pursuant to this Agreement.

          8.4.2.    The indemnified Party agrees to cooperate fully with the indemnifying Party and its counsel in the defense against any asserted liability for which indemnification is claimed. Subject to the immediately preceding paragraph, any compromise of any asserted liability by the indemnifying Party shall require the prior written consent of the indemnified Party. If, however, the indemnified Party refuses its consent to a bona fide offer of settlement which the indemnifying Party wishes to accept and that involves no payment by or limitation on the indemnified Party, the indemnified Party may continue to pursue such matter, free of any participation by the indemnifying Party, at the sole expense of the indemnified Party. In such event, any obligation of the indemnifying Party to the indemnified Party shall be equal to the lesser of (i) the amount of the offer of settlement which the indemnified Party refused to accept plus the costs and expenses of the indemnified Party prior to the date the indemnifying Party notifies the indemnified Party of the offer of settlement, or (ii) the actual out-of-pocket amount the indemnified Party is obligated to pay as a result of such Party's continuing to pursue such matter. An indemnifying Party shall be entitled to recover from the indemnified Party any additional expenses incurred by such indemnifying Party as a result of the decision of the indemnified Party to pursue such matter.

          8.4.3.    The gross amount which an indemnifying Party is liable to, for, or on behalf of the indemnified Party pursuant to this Section (the "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such indemnified Party related to the Indemnifiable Loss, and shall be further reduced to take account of any tax benefit to the indemnified Party arising from the Indemnifiable Loss. If an indemnified Party shall have received or shall have had paid on its behalf an indemnity payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly insurance proceeds or tax benefits in respect of such Indemnifiable Loss, then such indemnified Party shall pay to such indemnifying Party the amount of such insurance proceeds and tax benefits or, if less, the amount of such indemnity payment. For purposes of this Section, tax benefits arising from an Indemnifiable Loss shall be determined after taking into account the tax detriment, if any, arising from the receipt of insurance proceeds or indemnification payments by or on behalf of the indemnified Party and the tax benefit, if any, to the indemnified Party arising from any payments to the indemnifying Party.

        8.5.  Limitations.    Notwithstanding any other provision of this Agreement, the Selling Group shall have no liability to Buyer for breaches of representations and warranties contained in this Agreement (except for the Selling Group's obligations and liabilities for Excluded Liabilities) or in any certificate or other document making such representations and warranties until the aggregate amount of such liabilities exceeds $25,000.00, but shall be liable for such breaches for the full amount thereof after such aggregate amount shall have been reached; provided, however, that the aggregate liability of the Selling Group for any breach of any representation or warranty under this Agreement (except for the Selling Group's obligations and liabilities for Excluded Liabilities) shall not exceed sixty-five-percent (65%) of the Cash Purchase Price; provided further, however, that after such time as all of the properly executed consents to assignment of the Business Consents and Leases have been delivered by Seller to Buyer, the aggregate liability of the Selling Group for any breach of any representation or warranty under this

Agreement (except for the Selling Group's obligations and liabilities for Excluded Liabilities) shall be reduced so as not to exceed fifty-percent (50%) of the Cash Purchase Price.

        8.6.  Exclusivity.    Except as set forth below, the indemnification provisions of this Section 8 shall be the exclusive remedy of the Parties with respect to claims under this Agreement or the certificates or other documents delivered in connection with this Agreement.

          8.6.1.    The Parties acknowledge and agree that the other parties would be damaged irreparably in the event of a breach of the covenants not to compete contained in Section 7.5 of this Agreement. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Section 7.5 of this Agreement and to enforce specifically the terms of Section 7.5 in addition to any other remedy to which they may be entitled, at law or in equity.

9.    MISCELLANEOUS.

        9.1.  Notices.    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when mailed by certified or registered mail, when received by facsimile transmission, or when deposited with a nationally-recognized carrier for overnight delivery. In each case notice shall be sent to:

If to the Selling Group:	Centiv, Inc. 998 Forest Edge Drive Vernon Hills, Illinois 60061 Attention: William M. Rychel, President Facsimile: (847) 876-8350
With a copy to:	Gardner, Carton & Douglas 321 N. Clark Street, Suite 3400 Chicago, Illinois 60610 Attention: Stephen A. Tsoris Facsimile: (312) 644-3381
If to Buyer:	Graphic Enterprises of Ohio, Inc. 3874 Highland Park N.W. North Canton, Ohio 44720 Attention: Lester Beyeler Facsimile: (330) 499-5781
With a copy to:	Black, McCuskey, Souers & Arbaugh 220 Market Avenue South Canton, Ohio 44702 Attention: Karen S. Reiland Facsimile: (330) 456-5756

        9.2.  Expenses.    Regardless of whether the transactions provided for in this Agreement are consummated, each party shall pay its own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, sales and transfer taxes arising in connection with the consummation of the transactions contemplated by this Agreement shall be the responsibility of Buyer.

        9.3.  Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice or conflict of law provisions or rules (whether of the State of Illinois or otherwise) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

        9.4.  Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns, however, neither party may assign its rights, interests or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Selling Group may assign its right to any payment under this Agreement without Buyer's consent.

        9.5.  Waiver.    The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

        9.6.  Execution in Counterparts.    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

        9.7.  Titles and Headings.    The titles and headings to sections contained in this Agreement are for purposes of reference only, and shall not affect the provisions of this Agreement.

        9.8.  Entire Agreement.    This Agreement and the Schedules attached along with the Ancillary Documents constitute the entire agreement among the parties with respect to the matters covered thereby and supersede all previous written, oral or implied understanding among them with respect to such matters.

        9.9.  Amendment and Modification.    The terms of this Agreement may be amended, modified, waived or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.

        9.10.    Severability.    In case any of the provisions contained in this Agreement are found to be invalid, illegal or unenforceable in any respect, any invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein.

        9.11.    Public Announcement.    No party shall publicly disclose this Agreement or any dealings between the parties in connection with the subject matter hereof without the prior written approval of the other, except as may be required by law.

        9.12.    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any other individual or entity other than the parties and their respective successors and permitted assigns.

        9.13.    Knowledge of Selling Group.    References in this Agreement to the "Knowledge of the Selling Group" or "the Selling Group's Knowledge" shall be deemed to mean the actual knowledge of William M. Rychel, Thomas M. Mason or Mark C. Lewis.

[Signature Page Follows]

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.

CALGRAPH TECHNOLOGY SERVICES, INC.	GRAPHIC ENTERPRISES OF OHIO, INC.
/s/ THOMAS M. MASON By: Thomas M. Mason Its: Chief Financial Officer	/s/ LES BEYELER By: Les Beyeler Its: President
CENTIV, INC.
/s/ THOMAS M. MASON By: Thomas M. Mason Its: Chief Financial Officer

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